Exhibit 10.3

TAX RECEIVABLES AGREEMENT

This TAX RECEIVABLES AGREEMENT is made as of July 31, 2015, by and among The Dow Chemical Company, a Delaware corporation (“TDCC”), AgroFresh Inc., an Illinois corporation (“AgroFresh”), Rohm & Haas Company, a Delaware corporation (“ROH”) and Boulevard Acquisition Corp., a Delaware corporation (“Purchaser”) (each of TDCC, AgroFresh and Purchaser are referred to herein collectively as the “Parties” and individually, as a “Party”).

W I T N E S S E T H:

WHEREAS, pursuant to the Stock Purchase Agreement dated as of April 30, 2015, by and between TDCC and Purchaser (the “Purchase Agreement”), Purchaser or its designated Affiliate has agreed, on the terms and subject to the conditions set forth in the Purchase Agreement, to acquire (the “Acquisition”) all of the issued and outstanding Equity Interests of AgroFresh;

WHEREAS, TDCC and Purchaser have agreed pursuant to Section 5.10(i) of the Purchase Agreement that a Section 338(h)(10) Election will be made with respect to the Acquisition;

WHEREAS, the Parties expect that as a consequence of the Section 338(h)(10) Election, the AgroFresh Assets (as defined below) will have a U.S. federal income tax basis following the Closing Date that is higher than the adjusted tax basis of the AgroFresh Assets immediately prior to the Closing Date; and

WHEREAS, the Parties to this Agreement desire to make certain covenants with respect to tax matters and to provide for certain payments in respect of tax benefits.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows:

SECTION 1.  Certain Defined Terms.

(a)                                 For the purposes of this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

“Acceleration Assumption Date” shall mean the date of any Acceleration Notice or an Asset Transfer Date.

“Acceleration Assumptions” shall mean, as of an Acceleration Assumption Date, the assumptions that (1) in each Covered Taxable Year ending after such Acceleration Assumption Date, AgroFresh and its Affiliates will have taxable income sufficient to fully utilize any loss carryovers to such Covered Taxable Year and any deductions arising from the Basis Adjustment and the Imputed Interest during such Covered Taxable Year and (2) the federal, state and local income Tax rates in effect for each such Covered Taxable Year will be the maximum rates applicable to AgroFresh as in effect on the Acceleration Assumption Date.

“Acceleration Notice” shall have the meaning set forth in Section 7(a).

“Acceleration Payment” shall mean the present value, calculated as of the date of an Acceleration Notice, of all Tax Benefit Payments that would be required to be paid by Purchaser to ROH from and after the date of the Acceleration Notice, applying the Acceleration Assumptions and discounted at the Acceleration Rate.

“Acceleration Rate” shall mean the applicable Federal rate provided for in Section 1274(d)(1)(C)(i) of the Code, compounded annually.

“Accounting Firm” shall have the meaning set forth in Section 4(b).

“Acquisition Event” shall mean any (a) Change of Control, (b) transaction or series of transactions by which Purchaser, AgroFresh or any Affiliate thereof effects any direct or indirect acquisition (whether by merger, consolidation, reorganization, share exchange, equity purchase, asset purchase or otherwise) of a majority of the Equity Interests of any Person or a majority of the assets of any business or line of business or (c) other action by which Purchaser, AgroFresh or any Affiliate thereof enter into or engage in any activity, business or enterprise unrelated to the Business.

“Actual Tax Liability” shall have the meaning set forth in Section 5(b).

“Agreement” shall mean this Tax Receivable Agreement, including all Exhibits and Schedules hereto.

“AgroFresh Asset Class” shall mean, with respect to the AgroFresh Assets, the asset classes provided for in Treasury Regulation section 1.338-6, as further subdivided to the extent necessary to reflect any differences in depreciation or amortization periods or methodologies applicable to such AgroFresh Assets.

“AgroFresh Assets” shall mean all assets held by AgroFresh at the Closing (or such assets as are transferred to AgroFresh after Closing pursuant to the Restructuring Transactions), and from and after the Closing shall also include any asset the adjusted tax basis of which is determined, in whole or in part, by reference to the adjusted tax basis of any asset or assets held by AgroFresh at the Closing.

“Allocation Schedule” shall have the meaning set forth in Section 4(b).

“Asset Transfer Date” shall have the meaning set forth in Section 7(d).

“Basis Adjustment” shall have the meaning set forth in Section 4(a).

“Beginning Basis” shall have the meaning set forth in Section 4(a).

“Change of Control” shall mean any transaction or series of transactions the result of which is (a) the acquisition by any Person or Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of Purchaser or AgroFresh; or (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in the securities of Purchaser or AgroFresh outstanding immediately prior thereto failing to continue to represent at least fifty percent (50%) of the combined voting power of the outstanding securities of Purchaser or AgroFresh or the surviving Person outstanding immediately after such combination.

“Consideration” shall have the meaning set forth in Section 4(a).

“Contest” shall have the meaning set forth in Section 3(b).

“Covered Matters” shall have the meaning set forth in Section 3(a).

“Covered Taxable Year” shall mean any Taxable Year of AgroFresh (or a successor company thereto) ending after the Closing Date.

“Estimated Acceleration Payment” shall have the meaning set forth in Section 7(b).

“Final Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Final Recovery Year” shall have the meaning set forth in Section 5(e).

“Gross-Up Amount” shall mean the present value, calculated as of the Gross-Up Date, of all Tax Benefit Payments that would be required to be paid by Purchaser to ROH but for the application of Section 5(e), applying the Acceleration Assumptions (applied by treating the Gross-Up Date as an Acceleration Assumption Date) and discounted at the Acceleration Rate.

“Gross-Up Date” shall mean the date of the tax return filing for the Final Recovery Year.

“Hypothetical Tax Liability” shall have the meaning set forth in Section 5(b).

“Imputed Interest” shall mean, any interest imputed under Section 1272, 1274 or 483 or any other provision of the Code and the similar provision of state, local or foreign law with respect to Purchaser’s payment obligations under this Agreement, as reasonably determined by TDCC in good faith.

“Late Payment Rate” shall mean interest at a rate equal to the LIBOR Rate plus ten percent (10%), compounded on a daily basis, accruing on the amount of any payment required to be made under this Agreement that is made after the date on which such payment is due and payable from (but not including) the due date of such payment to (and including) the date such payment is actually made.

“LIBOR Rate” means the rate of interest announced publicly by the British Bankers Association as its one (1) month LIBOR rate for U.S. Dollars on the date on which the applicable payment is due and payable.

“Original Payment” shall have the meaning set forth in Section 5(d).

“Partial Acceleration Payment” shall have the meaning set forth in Section 7(d).

“Partial Acceleration Payment Notice” shall have the meaning set forth in Section 7(d).

“Preliminary Determination” shall have the meaning set forth in Section 5(b).

“Recomputed Tax Benefit Payment” shall have the meaning set forth in Section 5(d).

“Recomputing Event” shall have the meaning set forth in Section 5(d).

“Redetermined Tax Basis” shall have the meaning set forth in Section 4(a).

“Stand-Alone Actual Tax Liability” shall have the meaning set forth in Section 5(f).

“Stand-Alone Hypothetical Tax Liability” shall have the meaning set forth in Section 5(f).

“Tax Benefit Payment” shall mean, with respect to any Covered Taxable Year, the net aggregate payments, if any made by Purchaser to ROH pursuant to Section 5 of this Agreement, with respect to such Covered Taxable Year.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with any Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable Year” shall mean a taxable year as defined in Section 441(b) of the Code (and thus may include a period of less than 12 months for which a return is made).

(b)                                 Other Definitional Provisions and Interpretation.  The headings preceding the text of Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term.  The use of “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Sections or clauses shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph or clause of this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined.

SECTION 2.  Overlap.  In the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement with respect to Taxes, the terms of this Agreement shall govern.

SECTION 3.  Filing of Tax Returns; Cooperation; Contest.

(a)                                 The Purchaser and AgroFresh shall permit TDCC to review and comment on each Tax Return of AgroFresh and its Affiliates to the extent that such Tax Return involves (i) treatment of the transactions contemplated by this Agreement or the Purchase Agreement, (ii) the basis of any AgroFresh Asset, (iii) the eligibility of any AgroFresh Asset for depreciation or amortization, (iv) the amount or timing of any deduction for depreciation or amortization relating to any AgroFresh Asset or (v) the gain or loss recognized by Purchaser, AgroFresh or any Affiliate thereof arising from the transfer, sale or other disposition of any AgroFresh Asset (collectively, the “Covered Matters”). Purchaser shall submit each such Tax Return to TDCC no later than thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any valid extensions) and shall make all changes reasonably requested by TDCC with respect to any such Covered Matters (except to the extent of any position for which substantial authority does not exist within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder).  For the avoidance of doubt, Purchaser shall or shall cause AgroFresh and its Affiliates to elect or report, as applicable, for U.S. federal, state or local income tax purposes, the cost recovery, depreciation or amortization method, as the case may be, with respect to each AgroFresh Asset that would allow for the earliest possible recovery of the Redetermined Tax Basis (except to the extent of any position for which substantial authority does not exist within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder).

(b)                                 In the event of any audit, Proceeding or other claim for Taxes with respect to a Tax Return that relates to, or could have any effect on, the Covered Matters (a “Contest”), Purchaser shall timely notify TDCC of such Contest and TDCC shall have the exclusive right, in its sole discretion and at its own expense, to control, resolve, compromise, settle or agree to any deficiency, claim or adjustment arising out of such Contest, except to the extent that any such Contest, in Purchaser’s reasonable opinion, cannot be dealt with separately from any matter that is not a Covered Matter, and subject, in all instances, to the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.  If TDCC does not elect to so control any such Contest, Purchaser shall keep TDCC reasonably informed of all material developments with respect to such Contest and shall not settle, compromise or otherwise resolve such Contest without TDCC’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)                                  TDCC and Purchaser shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from the other Party in connection with any Contest, the preparation and filing of any Tax Return relating to the Covered Matters and any calculation or determination contemplated by this Agreement (including the Allocation Schedule and determinations of Hypothetical Tax Liability, Actual Tax Liability, Stand-Alone Hypothetical Tax Liability and Stand-Alone Actual Tax Liability). Such cooperation shall include at each Party’s own expense, (i) the retention until the expiration of the applicable statute of limitations (including applicable extensions), and the provision upon request, of Tax Returns, books, records, documentation and other information relating to Tax Returns and/or the calculations and determinations contemplated under this Agreement and (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return or control of any Contest, including, but not limited to, the execution by Purchaser and any Affiliate of Purchaser of a power of attorney authorizing TDCC and its accountants, tax advisors and other representatives to represent Purchaser and/or any Affiliate of Purchaser with respect to any matter described in this Section 3. Each Party shall make its employees and facilities available on a reasonable basis in connection with the foregoing matters. Notwithstanding anything herein to the contrary, Purchaser shall not be entitled to obtain any information relating to Taxes of TDCC or any of its Affiliates other than information relating solely to any of the AgroFresh Entities.

SECTION 4.  Preparation of Allocation Schedule.

(a)                                 Within sixty (60) days after the date on which Final Closing Working Capital is determined, TDCC shall deliver to Purchaser a schedule (the “Allocation Schedule”) setting forth (i) the Tax basis of each AgroFresh Asset or AgroFresh Asset Class as recorded on AgroFresh’s Tax books and records as of the Closing Date (the “Beginning Basis”), (ii) the allocation of the Purchase Price and any other amounts constituting consideration for U.S. federal income tax purposes (collectively, the “Consideration”) among the assets of AgroFresh as of the Closing Date in accordance with Section 338 and Section 1060 of the Code (the “Redetermined Tax Basis”) and (iii) with respect to each AgroFresh Asset or AgroFresh Asset Class, the excess, if any, of the Redetermined Tax Basis over the Beginning Basis (the “Basis Adjustment”).

(b)                                 If within ten (10) days after receipt of the Allocation Schedule, Purchaser notifies TDCC in writing that Purchaser objects to one or more items reflected on the Allocation Schedule (the “Unresolved Allocation”), then Purchaser and TDCC shall negotiate in good faith to resolve such dispute.  If TDCC and Purchaser fail to resolve any such dispute within fifteen (15) days after TDCC’s receipt of Purchaser’s notice (or such longer period as the Parties may mutually agree in writing), then, at the request of either TDCC or Purchaser, the Parties shall submit the Unresolved Allocation for arbitration, in accordance with Section 338 and Section 1060 of the Code, to Grant Thornton LLP (the “Accounting Firm”); provided, that in the event that Grant Thornton LLP is unable or unwilling to serve in such capacity, the Parties shall mutually agree in writing to appoint a nationally recognized firm with accounting expertise and relevant experiences in resolving similar disputes to serve as the “Accounting Firm” hereunder.  The scope of the review by the Accounting Firm shall be limited to a disposition of the Unresolved Allocation (including all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties).  The Accounting Firm is not to, and the parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth in the previous sentence, (B) determine any Unresolved Allocation to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm or (C) undertake any independent investigation of the facts relating to the Unresolved Allocation.  TDCC and Purchaser shall use reasonable best efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Allocation Schedule.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 4(b) (and pursuant to Sections 5(c), 7(b) and 7(d) of this Agreement) shall be borne one half by Purchaser and one half by TDCC.  All other fees, expenses and costs incurred by TDCC or Purchaser in implementing the provisions of this Section 4(b) shall be borne by TDCC or Purchaser, respectively.

(c)                                  As promptly as reasonably practicable following the payment of any amount pursuant to this Agreement, TDCC shall deliver to Purchaser an amended Allocation Schedule that takes into account the amount of such payment (other than Imputed Interest) as an adjustment to the Consideration and sets forth the revised computation of the Redetermined Tax Basis and Basis Adjustment of each AgroFresh Asset or AgroFresh Asset Class.  If within ten (10) days after receipt of the amended Allocation Schedule, Purchaser notifies TDCC in writing that Purchaser objects to one or more items reflected on the amended Allocation Schedule, such dispute shall be treated as an Unresolved Allocation subject to the procedures set forth in Section 4(b).

(d)                                 Absent a Final Determination to the contrary, the Parties shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation Schedule, and shall not take, or permit any Affiliate to take, any position inconsistent therewith for Tax reporting purposes or in any Contest. Any adjustment to the Consideration (including any Deferred Payment Amount) shall be allocated as provided by U.S. Department of Treasury Regulation §1.1060-1(c).

SECTION 5.  Tax Benefit Payments.

(a)                                 The provisions of this Section 5 shall be effective for an AgroFresh Asset Class only in the event that the aggregate Redetermined Tax Basis for such AgroFresh Asset Class exceeds the aggregate Beginning Basis for such AgroFresh Asset Class.

(b)                                 Within ten (10) days following the date on which Purchaser, AgroFresh or any Affiliate thereof actually files its United States federal income tax return or any state income tax return, as applicable, that includes the Business for any Covered Taxable Year, Purchaser shall submit to TDCC a preliminary determination (the “Preliminary Determination”) of (A) the liability for Taxes that would be due on such date assuming the same facts and using the same methods, elections, conventions and practices used in determining the actual liability for Taxes for such Covered Taxable Year; provided, however, that such liability shall be calculated (i) with reference to the Beginning Basis instead of the Redetermined Tax Basis of each AgroFresh Asset or AgroFresh Asset Class and (ii) excluding any deduction attributable to Imputed Interest (such liability so calculated, the “Hypothetical Tax Liability”) and (B) the actual liability for Taxes due on such date with respect to such Tax Return (“Actual Tax Liability”) and, except as otherwise provided in Section 5(f), shall pay to ROH an amount equal to eighty-five percent (85%) of the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability as shown in the Preliminary Determination.

(c)                                  Within thirty (30) days after its receipt of the Preliminary Determination, TDCC shall notify Purchaser in writing of any proposed adjustments thereto.  Promptly thereafter, Purchaser shall make such adjustments to the Preliminary Determination to the extent reasonably requested in good faith by TDCC.  If the Parties, acting in good faith, are unable to successfully resolve the issues raised by TDCC within sixty (60) days after delivery of the Preliminary Determination to TDCC, Purchaser and TDCC shall submit the dispute to the Accounting Firm for resolution of the dispute in accordance with the principles set forth in Section 4(b), which resolution shall be final and binding on both Parties.  Within five (5) days after such finalization of such determination then, as applicable, (i) Purchaser shall pay to ROH the excess, if any, of (A) eighty-five percent (85%) of the excess of such Hypothetical Tax Liability over such Actual Tax Liability over (B) the aggregate amount previously paid by Purchaser to ROH under Section 5(b) with respect to such Covered Taxable Year, or (ii) ROH shall pay to Purchaser the excess, if any, of (A) the aggregate amount previously paid by Purchaser to ROH under Section 5(b) with respect to such Taxable Year over (B) eighty-five percent (85%) of the excess, if any, of such Hypothetical Tax Liability over such Actual Tax Liability, in each case subject to any adjustments required by Section 5(f).

(d)                                 If the amount of any Tax Benefit Payment with respect to a Covered Taxable Year (an “Original Payment”) would have been different from the amount actually paid for such Covered Taxable Year if calculated based upon (i) a Final Determination relating to such Covered Taxable Year, (ii) an amended Tax Return filed for such Covered Taxable Year for which TDCC has been previously provided an opportunity to review and comment upon and consent to the filing thereof as required by Section 3(a) above, which consent may not be unreasonably withheld, (iii) a correction of inaccuracies in the calculation of Hypothetical Tax Liability, Stand-Alone Hypothetical Tax Liability or Stand-Alone Actual Tax Liability identified as a result of factual information relating to such Covered Taxable Year in the original Allocation Schedule identified after the Closing Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Closing Date, or (iv) the carryback of a loss or other tax item to such Covered Taxable Year (each, a “Recomputing Event” and the Tax Benefit Payment as so calculated, a “Recomputed Tax Benefit Payment”), then, as applicable, (A) ROH shall pay to Purchaser the excess, if any, of the Original Payment over the Recomputed Tax Benefit Payment together (in the case of Recomputing Events described in (i), (ii) or (iii) above) with any interest thereon, computed at the Acceleration Rate commencing from the date the Original Payment was due and payable, or (B) Purchaser shall pay to ROH the excess, if any, of the Recomputed Tax Benefit Payment over the Original Payment together (in the case of Recomputing Events described in (i), (ii) or (iii) above) with any interest thereon, computed at the Acceleration Rate commencing from the date the Original Payment was due and payable.  If Purchaser or TDCC receives notice of or otherwise becomes aware of any Recomputing Event that could result in any difference between an Original Payment and a Recomputed Tax Benefit Payment, it shall promptly notify the other party in writing and shall provide the other party with any related information reasonably requested by such other party.  Within thirty (30) days following notice of any such Recomputing Event, Purchaser shall deliver a notice to TDCC setting forth the amount of the Recomputed Tax Benefit Payment, and, upon review by TDCC, shall promptly make adjustments to such calculation to the extent reasonably requested in good faith by TDCC.  If the Parties, acting in good faith, are unable to successfully resolve the issues raised by TDCC within sixty (60) days after delivery of the notice of the Recomputing Event to TDCC, Purchaser and TDCC shall employ the dispute procedures described in Section 4(b).  Within five (5) days of finalizing the Recomputed Tax Benefit Payment, the Party required to make a payment hereunder with respect to such Recomputed Tax Benefit Payment shall make such payment to the other Party except, however, that ROH shall not be required to make any payment resulting from a Recomputing Event arising as a result of the carryback of a loss or other tax attribute until ten (10) days after the filing of the income Tax Return for the Taxable Year from which the loss or other tax attribute was carried back.

(e)                                  For the Covered Taxable Year following which the aggregate Basis Adjustment (excluding for this purpose the adjustment to the Basis Adjustment as a result of the making of the Tax Benefit Payment for such Covered Taxable Year) has been fully depreciated or amortized (the “Final Recovery Year”) the Tax Benefit Payment shall be increased by the Gross-Up Amount.  The Preliminary Determination delivered by Purchaser with respect to the Final Recovery Year shall include in reasonable detail the calculation of the Gross-Up Amount, and any dispute between the Parties regarding such calculation shall be resolved in accordance with the procedures set forth in Section 5(c).  Except as provided in Section 5(d), the Tax Benefit Payment with respect to the Final Recovery Year shall be the final Tax Benefit Payment due under this Agreement.

(f)                                   For each Covered Taxable Year ending on or after the date on which an Acquisition Event occurs, as part of the Preliminary Determination, Purchaser shall also determine (A) the liability for Taxes of AgroFresh that would be due on such date using the same methodology applied in the determination of the Hypothetical Tax Liability, but calculated as if AgroFresh were the parent of a stand-alone consolidated or combined group and no Acquisition Event had occurred (such liability so calculated, the “Stand-Alone Hypothetical Tax Liability”) and (B) the liability for Taxes of AgroFresh that would be due on such date, calculated as if AgroFresh were the parent or a stand-alone consolidated or combined group and no Acquisition Event had occurred (the “Stand-Alone Actual Tax Liability”). If the excess of the Stand-Alone Hypothetical Tax Liability over the Stand-Alone Actual Tax Liability is greater than the excess of the Hypothetical Tax Liability over the Actual Tax Liability determined pursuant to Section 5(b) for such Covered Taxable Year, then Purchaser shall pay to ROH an amount equal to eighty-five percent (85%) of the excess, if any, of the Stand-Alone Hypothetical Tax Liability over the Stand-Alone Actual Tax Liability as shown in the Preliminary Determination (and shall not make any additional payment pursuant to Section 5(b) on such date). Any amount paid by Purchaser pursuant to this Section 5(f) shall be subject to review and adjustment pursuant to the principles set forth in Section 5(c) and Section 5(d), in each case such that the net Tax Benefit Payment payable by Purchaser to ROH for each Covered Taxable Year to which this Section 5(f) applies equals the greater of (a) the excess of the Hypothetical Tax Liability over the Actual Tax Liability and (b) the excess of the Stand-Alone Hypothetical Tax Liability over the Stand-Alone Actual Tax Liability, each as finally determined.  For the avoidance of doubt, in no event shall the Tax Benefit Payment with respect to any Covered Taxable Year be less than such Tax Benefit Payment would have been but for application of this Section 5(f).

(g)                                  No duplicative payment of any amount (including interest) will be required under this Agreement.

(h)                                 For the avoidance of doubt, no Tax Benefit Payment shall be made with respect to any assets transferred to a non-U.S. Affiliate of AgroFresh pursuant to the Restructuring Transactions.

SECTION 6.  Purchase Price Adjustment.  Any payment by ROH or Purchaser under this Agreement (other than any amount treated as Imputed Interest) shall be treated as an adjustment to the Consideration, unless otherwise required by applicable Law.

SECTION 7.  Acceleration; Asset Transfers.

(a)           Purchaser may terminate this Agreement at any time by paying to ROH the Acceleration Payment. If Purchaser chooses to exercise its right of early termination under this Section 7(a), Purchaser shall deliver to TDCC a written notice (the “Acceleration Notice”) specifying Purchaser’s intention to make the Acceleration Payment and showing in reasonable detail the calculation of the Acceleration Payment, and attaching the additional materials described in Section 7(b).

(b)           At the time Purchaser delivers the Acceleration Notice to TDCC it shall deliver to TDCC schedules and work papers providing reasonable detail regarding the calculation of the Acceleration Payment, and within five (5) days thereafter shall pay to ROH an initial payment based on the estimate of the Acceleration Payment set forth on the Acceleration Notice (the “Estimated Acceleration Payment”).  The calculation of the Acceleration Payment provided in the Acceleration Notice shall become final and binding on the Parties unless TDCC, within thirty (30) days after receiving such Acceleration Notice, provides Purchaser with notice of objection to such determination of the Acceleration Payment.  If the Parties, acting in good faith, are unable to successfully resolve the issues raised in such notice within sixty (60) days after such Acceleration Notice was delivered to TDCC, the dispute shall be submitted to the Accounting Firm in accordance with the principles set forth in Section 4(b), and the determination of the Accounting Firm shall be final and binding.  Within five (5) days of the determination of the Acceleration Payment becoming final and binding, as applicable, (i) Purchaser shall pay to ROH any amount by which the Acceleration Payment, as finally determined, exceeds the Estimated Acceleration Payment or (ii) ROH shall pay to Purchaser any amount by which the Estimated Acceleration Payment exceeds the Acceleration Payment, as finally determined.

(c)           Upon payment of the Acceleration Payment by Purchaser, neither ROH nor Purchaser shall have any further payment obligations under Section 5 of this Agreement, other than for any (i) Tax Benefit Payment due and payable but unpaid as of the date of the Acceleration Payment Notice and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Acceleration Payment Notice (except to the extent that the amount described in clause (i) or (ii) is included in the calculation of the Acceleration Payment).

(d)           In the event that Purchaser transfers all or any material portion of the AgroFresh Assets in a transaction in which the full amount of gain or loss is not recognized for federal income tax purposes and such transfer is not a Change of Control, then, within thirty (30) days of such transfer, Purchaser shall notify TDCC, in sufficient written detail, of such transfer of AgroFresh Assets and the date thereof (the “Asset Transfer Date”), and as soon as practicable thereafter, Purchaser shall deliver to TDCC in writing a good faith determination of the Partial Acceleration Payment attributable to such transfer (the “Partial Acceleration Payment Notice”).  The “Partial Acceleration Payment” shall be an amount equal to the product of: (i) the Acceleration Payment (calculated as of the Asset Transfer Date as if an Acceleration Notice had

been delivered as of such date) and (ii) a fraction the numerator of which is the aggregate adjusted basis (determined as of the Asset Transfer Date) of the amortizable and depreciable AgroFresh Assets transferred and the denominator of which is the aggregate adjusted basis (determined as of the Asset Transfer Date) of all of the amortizable and depreciable AgroFresh Assets (including those transferred on the Asset Transfer Date).  The calculation of the Partial Acceleration Payment provided in the Partial Acceleration Payment Notice shall become final and binding on the Parties unless TDCC, within thirty (30) days after receiving such Partial Acceleration Payment Notice, provides Purchaser with notice of objection to such determination of the Partial Acceleration Payment.  If the Parties, acting in good faith, are unable to successfully resolve the issues raised in such notice within sixty (60) days after such Partial Acceleration Payment Notice was delivered to TDCC, the dispute shall be submitted to the Accounting Firm in accordance with the principles set forth in Section 4(b), and the determination of the Accounting Firm shall be final and binding.  Within five (5) days of the determination of the Partial Acceleration Payment becoming final and binding Purchaser shall pay to ROH an amount equal to the Partial Acceleration Payment.

SECTION 8.  Survival of Obligations.  Except to the extent inconsistent with applicable law, the indemnity and payment obligations set forth in this Agreement will survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions or waivers thereof).  The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period will survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

SECTION 9.  Indemnity. Purchaser shall indemnify and hold harmless TDCC and its Affiliates from and against any losses that are attributable to, or result from, the breach by Purchaser or its Affiliates of any of their respective obligations under this Agreement. The Parties shall settle any indemnification obligations within thirty (30) days after receipt of written demand for payment, which demand shall set forth in reasonable detail the circumstances and amount of the indemnity payment.

SECTION 10.  Notices.  Any notices given pursuant to this Agreement shall be made in accordance with the notice provisions of the Purchase Agreement.

SECTION 11. Payments.  Except as may be otherwise provided herein, all payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds to an account designated in writing by the payee.  The amount of all or any portion of a payment not made when due under this Agreement shall be payable together with any interest thereon, computed at the Late Payment Rate.

SECTION 12. Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless it is in a writing signed by such party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty

SECTION 13.  Assignment.  No Party may assign its duties and obligations under this Agreement without the prior written consent of all other Parties.  Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the assets of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and to their respective successors and permitted assigns.

SECTION 14.  Applicable Law.  This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

SECTION 15.  Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing signed by each of the Parties.

SECTION 16.  Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SECTION 17.  Entire Agreement; No Third Party Beneficiaries.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or in the Purchase Agreement.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of this Agreement shall control.  This Agreement is not intended to confer any rights or remedies hereunder upon any person other than the Parties hereto.

SECTION 18.  Counterparts.  This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 19.  Joint Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

THE DOW CHEMICAL COMPANY

By:	/s/ Mark Gibson
Name: Mark Gibson
Title: Authorized Representative

BOULEVARD ACQUISITION CORP.

By:	/s/ Stephen S. Trevor
Name: Stephen S. Trevor
Title: President, Chief Executive Officer and Secretary

AGROFRESH INC.

By:	/s/ Stanton J. Howell
Name: Stanton J. Howell
Title: President

ROHM & HAAS COMPANY

By:	/s/ Mark Gibson
Name: Mark Gibson
Title: Chief Financial Officer and Treasurer

Tax Receivables Agreement